EXHIBIT 11A

Consent of Independent Auditors

The consolidated financial statements of GK Investment Holdings, LLC as of December 31, 2016 and for the year then ended, included in Appendix F of the post-qualification amendment to the Regulation A, Tier II Bond Offering have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

The statement of revenues and certain operating expenses of 2700 Ygnacio Partners, LLC for the year then ended December 31, 2016, included in Appendix F of the post-qualification amendment to the Regulation A, Tier II Bond Offering has been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

We consent to the inclusion in the post-qualification to the Regulation A, Tier II Bond Offering of our reports, dated April 20, 2017 and September 27, 2017, respectively, on our audit of the consolidated financial statements of GK Investment Holdings, LLC, and on our audit of the statement of revenues and certain operating expenses of 2700 Ygnacio Partners, LLC.

/s/ Eide Bailly LLP

Denver, Colorado September 28, 2017